UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2018

ONE LIBERTY PROPERTIES, INC.

(Exact name of Registrant as specified in charter)

Maryland	001-09279	13-3147497
(State or other jurisdiction of incorporation)	(Commission file No.)	(IRS Employer I.D. No.)

60 Cutter Mill Road, Suite 303, Great Neck, New York	11021
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: 516-466-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐   Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On December 4, 2018, PM Management-Round Rock AL, LLC, our assisted living facility tenant in Round Rock, Texas, and its parent, Senior Care Centers, LLC, filed for Chapter 11 bankruptcy protection with the U.S. Bankruptcy Court for the Northern District of Texas. This property accounted for $2.2 million, or 3.2%, of our rental income for the year ended December 31, 2017. At September 30, 2018, the net book value, tenant origination costs and mortgage debt associated with this property were $16.2 million, $2.8 million and $13.6 million, respectively. As reported in our Quarterly Report on Form 10-Q for the period ended September 30, 2018, we recorded a $1.4 million allowance against rental income attributable to this tenant, representing the then existing balance of its unbilled rent receivable.

The stated expiration date of this lease, excluding renewal options, is 2027. We have not received this tenant’s November and December rent payments (an aggregate of $344,000) and in January 2019, we may be required to pay $330,000 in real estate taxes for which the tenant is responsible.

Harden Healthcare, LLC and Senior Care Centers, LLC have guaranteed the payment and performance of the obligations under this lease. In addition, we hold $584,000 as security under the lease. We are commencing legal action but cannot provide assurance that we will obtain any recovery from the guarantors.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONE LIBERTY PROPERTIES, INC.

Date: December 7, 2018	By:	/s/ David W. Kalish
David W. Kalish,
Senior Vice President and
Chief Financial Officer

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